UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 FORM 8-K

                              CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  January 27, 2005


                         FLEETWOOD ENTERPRISES, INC.
              (Exact Name of Registrant as Specified in its Charter)

Delaware                  1-7699                         95-1948322
(State or Other        (Commission File                (IRS Employer
Jurisdiction of            Number)                      Identification
Incorporation)                                          Number)


              3125 Myers Street, Riverside, California 92503-5527
                  (Address of Principal Executive Offices)

Registrant's telephone number, including area code: (951) 351-3500

                               Not Applicable
        (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
__ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


Item 2.02.     Results of Operations and Financial Condition.

    On January 27, 2005, Fleetwood Enterprises, Inc. issued a press release announcing preliminary revenues of its third quarter ending January 23, 2005. A copy of the press release is attached as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.

              (c)  Exhibits:

              The following exhibit is furnished with this current report on Form 8-K:

Exhibit Number   Description of Exhibit

99.1 Press release, dated January 27, 2005, announcing preliminary revenues for Fleetwood Enterprises, Inc.'s third quarter ending January 23, 2005.

    The information in this current report on Form 8-K, including the exhibit attached hereto, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section. The information in this current report on Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.


                              SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 1, 2005
                                   FLEETWOOD ENTERPRISES, INC.



                                   By: /s/  Leonard J. McGill
                                       --------------------------
                                       Leonard J. McGill
                                       Senior Vice President,
                                       Corporate Finance;
                                       Chief Governance Officer


                           EXHIBIT INDEX

Exhibit Number     Description of Exhibit

99.1 Press release, dated January 27, 2005, announcing preliminary revenues for Fleetwood Enterprises, Inc.'s third quarter ending January 23, 2005.

                                                     Exhibit 99.1


FLEETWOOD REPORTS PRELIMINARY REVENUES FOR THE THIRD QUARTER AND FIRST NINE
                        MONTHS OF FISCAL YEAR 2005

Riverside, Calif., January 27, 2005 - Fleetwood Enterprises, Inc. (NYSE:FLE), one of the nation's leading manufacturers of recreational vehicles and a leading producer and retailer of manufactured housing, today announced preliminary sales for the third quarter and first nine months of fiscal 2005, ended January 23, 2005.

Revenues declined 5 percent in the third quarter to approximately $565 million compared with $598 million in the same quarter last year. For the first nine months, sales improved by 5 percent to $2.01 billion compared with $1.92 billion in fiscal 2004.

Manufactured housing sales in the third quarter increased 18 percent to approximately $208 million compared with $177 million a year ago. Housing revenues included $184 million of wholesale factory sales and $54 million of retail sales, before elimination of intercompany sales of $30 million. Wholesale grew 29 percent and retail declined 20 percent from $143 million and $67 million, respectively, last fiscal year, before eliminating intercompany sales of $33 million.

Recreational vehicle sales for the third quarter decreased 16 percent to approximately $343 million compared with $410 million a year ago, due to a 15 percent decline in motor home sales to $231 million and a 19 percent reduction in sales of towables.

"This quarter was disappointing, as we broke our six-quarter run of consecutive sales improvements," Fleetwood's President and CEO Edward B. Caudill said. "The continued rise in our manufactured housing sales, on the other hand, is gratifying. Fleetwood's wholesale division is clearly outperforming the industry. The past three years of building our sales team has resulted in an excellent, extensive independent distribution network and solid relationships with developers and community operators. The retail division is in the early stages of a similar transformation, and we expect that the strength of the new team will become evident over the longer term in the form of increased sales and improved operating results. We believe, however, that profitability in our retail division is dependent to a large extent on a recovery in the financing environment.

"As noted in our news release dated January 18, 2005, we believe a portion of our dealer network delayed orders in the belief that we would discount products near the end of the quarter," Caudill continued. "Our decision to discontinue the practice of widespread quarter-end motor home discounting was met positively by our dealers, although RV sales have been adversely affected.

"As we have suggested, we did not adjust production in time to correct for the industry softness late in our second quarter, and we again ran into industry weakness in wholesale shipments in November," Caudill said. "Retail activity held up better during that period, however, and dealers drew down inventory. As a result, dealer inventories at the end of the quarter were at reasonable levels, with motor homes about even with last year and travel trailers down almost 1,700 units. Consequently, we are more comfortable with our inventory levels now than we were at the end of our second quarter, but we plan to be more aggressive in matching production against orders, including idling many of our RV plants this week as we work down inventory."

For the first nine months of fiscal year 2005, manufactured housing sales increased 15 percent to approximately $678 million compared with $591 million a year ago. Revenues included $594 million of wholesale factory sales and $185 million of retail sales, before elimination of intercompany sales of $101 million. Wholesale grew 20 percent and retail declined 5 percent from $494 million and $194 million, respectively, last year, before eliminating intercompany sales of $97 million.

Sales of recreational vehicles for the first nine months of fiscal year 2005 were down 1 percent to $1.28 billion compared with $1.30 billion in fiscal 2004, with motor homes increasing 6 percent to $851 million and towables off 13 percent to $427 million.

"We continue to have positive discussions with our lending syndicate, with the goal of enhancing liquidity and resolving covenant issues through a waiver or amendment while we remain in compliance," Caudill concluded. "We intend to host a conference call to update our investors and analysts once a resolution is reached."

The Company also confirmed its intent to continue to defer distributions on its 6% preferred securities, otherwise due on February 15, 2005.

About Fleetwood
Fleetwood Enterprises, Inc., is one of the nation's largest producers of recreational vehicles, from motor homes to travel and folding trailers, and is a leader in the building, retailing and financing of manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle and manufactured housing plants, retail home centers, and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risks and uncertainties include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; continued acceptance of the Company's products; the potential impact on demand for Fleetwood's products as a result of changes in consumer confidence levels; the effect of global tensions on consumer confidence; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; exposure to interest rate and market changes affecting certain of the Company's assets and liabilities; availability and pricing of raw materials; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the Company's ability to obtain financing needed in order to execute its business strategies, including its ability to negotiate amendments or modifications to its existing credit facilities.

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